SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.         )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission

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☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under Rule 14a-12

LaSalle Hotel Properties

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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LASALLE HOTEL PROPERTIES

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of LaSalle Hotel Properties (the “Company”) will be held on Thursday, April 21, 2005 at 8:00 a.m., local time, at the Topaz Hotel, 1733 N Street, N.W., Washington, DC 20036, for the following purposes:

1.	To elect two Class I trustees of the Company to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of the Company’s independent registered public accountants for the year ending December 31, 2005;

3.	To approve an amendment to the Company’s 1998 Share Option and Incentive Plan, as amended; and

4.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Trustees has fixed the close of business on February 11, 2005 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of the Company’s common shares of beneficial interest, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Trustees, and to mail it promptly in the enclosed postage-prepaid envelope. The enclosed proxy may be revoked by delivery to the Secretary of a later dated proxy, by giving written notice of the revocation of such proxy to the Secretary, or by attending the meeting and voting in person. Shareholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Trustees

Hans S. Weger

Secretary

Bethesda, Maryland

February 28, 2005

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your signed proxy card.

LASALLE HOTEL PROPERTIES

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of LaSalle Hotel Properties (the “Company”) for use at the 2005 Annual Meeting of Shareholders of the Company to be held on Thursday, April 21, 2005, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked:

1.	To elect two Class I trustees of the Company to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of the Company’s independent registered public accountants for the year ending December 31, 2005;

3.	To approve an amendment to the Company’s 1998 Share Option and Incentive Plan, as amended; and

4.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are first being sent to shareholders on or about February 28, 2005. The Board of Trustees has fixed the close of business on February 11, 2005 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record of the Company’s common shares of beneficial interest, $.01 par value per share (the “Common Shares”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 29,888,303 Common Shares outstanding and entitled to vote at the Annual Meeting. Holders of Common Shares outstanding as of the close of business on the Record Date will be entitled to one vote for each Common Share held by them.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of the Class I trustees. The vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of the Company’s independent registered public accountants, approval of the amendment to the Company’s 1998 Share Option and Incentive Plan, as amended and approval of any other routine matters properly presented at the Annual Meeting for approval by the shareholders. Under Maryland law, abstentions do not constitute a vote “for” or “against” a routine matter and will be disregarded in determining “votes cast.” Broker “non-votes” will be treated in the same manner as abstentions on routine matters.

Shareholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Common Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the two nominees for Class I trustees of the Company named in this Proxy Statement, FOR ratification of the Board of Trustees’ appointment of the Company’s independent registered public accountants for the year ending December 31, 2005, and FOR the amendment to the Company’s 1998 Share Option and Incentive Plan, as amended. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any shareholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company’s Annual Report on Form 10-K for its year ended December 31, 2004, which includes financial statements for the year then ended, has been mailed to shareholders with this Proxy Statement. The Company’s Annual Report on Form 10-K, however, is not part of the proxy solicitation material.

PROPOSAL 1:    ELECTION OF TRUSTEES

The Board of Trustees of the Company consists of seven members and is divided into three classes, with the trustees in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of shareholders.

At the Annual Meeting, two trustees will be elected to serve until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified. The Board of Trustees has nominated Messrs. Jon E. Bortz and Donald A. Washburn to serve as the Class I trustees (the “Nominees”). The Nominees are currently serving as the Class I trustees of the Company. The Board of Trustees anticipates that each Nominee will serve, if elected, as a trustee. However, if either person nominated by the Board of Trustees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend.

The Board of Trustees recommends a vote FOR each Nominee.

Information Regarding the Nominees and the Continuing Trustees

The following table and biographical descriptions set forth certain information with respect to each Nominee for election as a Class I trustee at the Annual Meeting and the continuing trustees whose terms expire at the annual meetings of shareholders in 2006 and 2007, respectively.

Name	Age	Trustee Since	Amount and Nature of Beneficial Ownership of Common Shares (1)		Percent of Class (2)(3)
Class I Nominees for Election at 2005 Annual Meeting (Terms Expire in 2008)
Jon E. Bortz	48	1998	228,007	(4)	*
Donald A. Washburn	60	1998	16,852	(4)	*
Class II Continuing Trustees (Terms Expire in 2006)
Darryl Hartley-Leonard	59	1998	28,019	(4)	*
Kelly L. Kuhn	39	2003	1,839		*
William S. McCalmont	49	2000	14,794	(4)	*
Class III Continuing Trustees (Terms Expire in 2007)
Donald S. Perkins	78	1998	21,319	(4)	*
Stuart L. Scott	66	1998	9,334	(4)	*

(1)	All information has been determined as of February 11, 2005. For purposes of this table a person is deemed to have “beneficial ownership” of the number of Common Shares which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of February 11, 2005 or the redemption of units (“Units”) of limited partnership interest in LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) of which the Company is the general partner (assuming the Company elects to issue Common Shares rather than pay cash upon such redemption). See “Executive Compensation” for a discussion of the vesting of stock options granted to trustees and officers. Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 29, 1998, as amended, upon a notice of redemption from a unitholder, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, Common Shares.
(2)	For purposes of computing the percentage of outstanding Common Shares held by each person, any Common Shares which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days of February 11, 2005, or redemption of Units is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.
(3)	“*” represents less than 1% of class.
(4)	The number of Common Shares beneficially owned by each of the following persons includes the number of Common Shares which each such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of February 11, 2005: Jon E. Bortz – 135,006; Donald A. Washburn – 15,334; Darryl Hartley-Leonard – 25,034; William S. McCalmont – 13,334; Donald S. Perkins – 13,334; and Stuart L. Scott – 8,334. The number of Common Shares beneficially owned by the following persons does not include the number of Common Shares deferred as a portion of or all of such disinterested trustees’ annual retainer (as discussed in “—Trustee Compensation” below): Darryl Hartley-Leonard – 9,826; William S. McCalmont – 7,066; Donald S. Perkins – 8,733; and Stuart L. Scott – 4,521.

Class I Nominees for Election at 2005 Annual Meeting—Terms Expire in 2008

Jon E. Bortz has served as Chairman of the Company’s Board of Trustees since January 1, 2001, a trustee of the Company since 1998 and has been President and Chief Executive Officer of the Company since its formation. Mr. Bortz founded the Hotel Group of Jones Lang LaSalle Incorporated (“Jones Lang LaSalle”), and as President, oversaw all of Jones Lang LaSalle’s hotel investment and development activities. From January 1995 as Managing Director of Jones Lang LaSalle’s Investment Advisory Division, Mr. Bortz was also responsible for certain east coast development projects, including the redevelopment of Grand Central Terminal in New York City. From January 1990 to January 1995, he was a Senior Vice President of Jones Lang LaSalle’s Investment Division, with responsibility for east coast development projects and workouts, including the redevelopment of Union Station in Washington, D.C. Mr. Bortz joined Jones Lang LaSalle in 1981. Mr. Bortz is a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant in Maryland.

Donald A. Washburn has served as a trustee of the Company since 1998. Mr. Washburn is also a member of the Company’s Audit Committee and the Nominating and Governance Committee and the Chairman of the Compensation Committee. Mr. Washburn is a private investor. Mr. Washburn is a retired Executive Vice President of Northwest Airlines, Inc. (“Northwest”) and was the Chairman and President-Northwest Cargo, Inc. Mr. Washburn joined Northwest in 1990 and served in a number of capacities, including Executive Vice President-Customer Service and Operations. Prior to joining Northwest, Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is a director of Amedisys, Inc., The Greenbrier Companies, Inc., Key Technology, Inc., Princess House, Inc., Victor Plastics, Inc. and Laga, Inc. Mr. Washburn serves as a private equity fund advisory board member of Spell Capital Fund II. Mr. Washburn graduated from Loyola University of Chicago, Kellogg Graduate School of Management at Northwestern University and the Northwestern University School of Law.

Class II Continuing Trustees—Terms Expire in 2006

Darryl Hartley-Leonard has served as a trustee of the Company since 1998. Mr. Hartley-Leonard is a member of the Company’s Nominating and Governance Committee. Mr. Hartley-Leonard is a private investor. Mr. Hartley-Leonard is Chairman and CEO of PGI (an event production agency) and a retired Chairman of the Board, President and Chief Executive/Chief Operating Officer of Hyatt Hotels Corporation. Mr. Hartley-Leonard

is a director of Jones Lang LaSalle. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

Kelly L. Kuhn has served as a Trustee of the Company since 2003. Ms. Kuhn is also a member of the Company’s Compensation Committee and Nominating and Governance Committee. Ms. Kuhn has been Navigant International’s regional president for the North Central region since 2000. Ms. Kuhn also has overseen the marketing, operations and development of NavigantVacations.com since 2001. Ms. Kuhn serves on the Advisory Board of Navigant Performance Group and on Navigant International’s executive committee and the strategic planning team. For approximately 10 years prior to joining Navigant International, Ms. Kuhn held several key positions at Arrington Travel Center, including manager of corporate communications, director of client and industry relations, vice president of operations, senior vice president, executive vice president and president and chief operating officer. Ms. Kuhn holds a B.A. from Northwestern University.

William S. McCalmont has served as a trustee of the Company since 2000. Mr. McCalmont is a member of the Company’s Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Mr. McCalmont is an Executive Vice President and the Chief Financial Officer of ACE Cash Express, Inc. From January 2002 through August 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., a supplier of furnished, fully supported office space, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2002. From August 1999 until June 2000, Mr. McCalmont served as the Interim President and Chief Executive Officer, and from August 1997 to August 1999, as the Senior Vice President and Chief Financial Officer, of La Quinta Inns, Inc., an owner and operator of hotels. From 1996 to 1997, Mr. McCalmont was Senior Vice President, Chief Financial Officer and Treasurer of FelCor Suite Hotels, Inc., an owner of hotels.

Class III Continuing Trustees—Terms Expire in 2007

Donald S. Perkins has served as a trustee of the Company since 1998. Mr. Perkins is the Chairman of the Company’s Audit Committee and a member of the Compensation Committee and the Nominating and Governance Committee. He is the retired Chairman of the Board and Chief Executive Officer of Jewel Companies, Inc. (a diversified retailer) (1970 to 1980). In 1995, Mr. Perkins served as Non-Executive Chairman of Kmart Corp. Mr. Perkins is a director of Cantilever Technologies LLC, LaSalle U.S. Realty Income and Growth Fund, Inc., I, II and III and Nanophase Technologies Corporation. Mr. Perkins graduated from Yale University and Harvard Business School.

Stuart L. Scott has served as a trustee of the Company since 1998 and as Chairman of the Company’s Board of Trustees from 1998 to December 31, 2000. Mr. Scott is the Chairman of the Company’s Nominating and Governance Committee. Mr. Scott was the Chairman of the Board of Directors and Chief Executive Officer of Jones Lang LaSalle until December 2004 when he retired from that firm. Mr. Scott also served as Chairman of the Board of Directors and Chief Executive Officer of LaSalle Partners Incorporated and its predecessor entities from December 1992 through December 2001. Mr. Scott is a director of Hartmarx Corporation (a clothing manufacturing company). Mr. Scott holds a B.A. from Hamilton College and a J.D. from the Northwestern University School of Law.

Biographical Information Regarding Executive Officers Who Are Not Trustees

Michael D. Barnello has served as Chief Operating Officer and Executive Vice President of Acquisitions of the Company since its formation and President of LaSalle Hotel Lessee, Inc. Mr. Barnello joined Jones Lang LaSalle in April 1995 as a Vice President. Prior to April 1995, Mr. Barnello was a Vice President with Strategic Realty Advisors, formerly known as VMS Realty Partners, where he was responsible for hotel asset management since 1990. Concurrently, Mr. Barnello was a Vice President at Stone-Levy LLC, an affiliate of Strategic Realty Advisers, where he was responsible for hotel acquisitions. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration. Mr. Barnello is 39 years old.

Hans S. Weger has served as Chief Financial Officer and Executive Vice President of the Company since August 1998 and as Secretary of the Company since October 1999. Mr. Weger is responsible for all financial, accounting, human resources and information technology activities. Prior to joining the Company, Mr. Weger served as Vice President and Treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger holds a B.S. in finance from the University of Southern Mississippi and an M.B.A. from the University of Chicago. Mr. Weger is 41 years old.

The Board of Trustees and Its Committees

The Company is managed by a seven member Board of Trustees, a majority of whom are independent of the Company’s management. The Board of Trustees held eight meetings during 2004. Each of the trustees attended at least 60% of the total number of meetings of the Board of Trustees and 75% of the total number of meetings of the committees of the Board of Trustees of which each was a member during 2004.

Audit Committee. The Audit Committee, which consists of William S. McCalmont, Donald S. Perkins and Donald A. Washburn, makes recommendations concerning the engagement of independent public accountants; reviews with the independent public accountants the plans and results of the audit engagement; approves professional services provided by the independent public accountants; reviews the independence of the independent public accountants; and considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. Each Audit Committee member is independent as defined in Section 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange (the “NYSE”). Additionally, the Audit Committee is responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 (the “Code”). Mr. Perkins serves as the Chairman of the Audit Committee. The Audit Committee has adopted a written audit charter which outlines certain specified responsibilities of the audit committee and complies with the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The written Audit Committee Charter appears as Exhibit A to this Proxy Statement. The Audit Committee held six meetings during 2004.

Compensation Committee. The Compensation Committee, which consists of Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins and Donald A. Washburn, exercises all powers of the Board of Trustees in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee has authority to grant awards under the Company’s 1998 Share Option and Incentive Plan, as amended (the “1998 Share Option and Incentive Plan”). Additionally, the Compensation Committee is responsible for reviewing any transactions that involve potential conflicts of interest. Mr. Washburn serves as the Chairman of the Compensation Committee. The Compensation Committee held four meetings during 2004.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Darryl Hartley-Leonard, Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins, Stuart L. Scott and Donald A. Washburn, assists the Board of Trustees by identifying individuals qualified to become Board members; recommends to the Board of Trustees the trustee nominees for the next annual meeting of shareholders; recommends to the Board of Trustees the corporate governance guidelines applicable to the Company; leads the Board of Trustees in its annual review of the Board’s performance; and recommends to the Board of Trustees the trustee nominees for each committee. Each of the members of this committee is independent under the NYSE listing standards.

The Board of Trustees is divided into three classes with each class standing for election every three years. Before the annual meeting of shareholders, the Nominating and Governance Committee considers the nomination of trustees in the class whose term expires at the next annual meeting of shareholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a trustee or for any other reasons. In addition to considering incumbent trustees, the Nominating and Governance Committee identifies trustee candidates based on recommendations from the trustees and executive officers. The committee also has previously engaged, and may in the future engage, the services of third-party search firms to assist in identifying or evaluating trustee candidates.

The Nominating and Governance Committee evaluates annually the effectiveness of the Board as a whole and of each individual trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Trustees considers trustee candidates based on a number of factors including: whether the Board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of the Company’s business and willingness to devote adequate time to carrying out their duties. The Nominating and Governance Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function.

The Nominating and Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Governance Committee on the same basis as any other trustee candidates.

Nominations must be addressed to LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Hans S. Weger, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as trustee, if elected. In order to be considered for the next annual election of trustees, any such written request must comply with the requirements set forth in the Bylaws of the Company and below under “Other Matters—Shareholder Proposals.” Mr. Scott serves as the Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held one meeting during 2004.

Committee Charters and Governance Guidelines

Each committee of the Board of Trustees has a charter. The Company has made available copies of these committee charters as well as its corporate governance guidelines on its website at www.lasallehotels.com. In addition, the Audit Committee Charter appears as Exhibit A to this Proxy Statement. Copies of these documents are also available in print to any shareholder who requests them. Requests should be sent in writing to LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Hans S. Weger, Corporate Secretary.

Trustee Compensation

Each trustee who is not an employee of or affiliated with the Company receives an annual fee of $25,000. The annual fee is payable half in cash and half in Common Shares each year. Each trustee may elect to receive, in lieu of the cash portion of the annual fee, compensation in the form of grants of Common Shares. In accordance with the 1998 Share Option and Incentive Plan and procedures adopted by the Company, each such trustee may elect to defer the receipt of all or a portion of his or her compensation in the form of Common Shares. Deferred Common Shares are issued either in a single payment on January 31st of the calendar year, or in five equal annual installments beginning on January 31st of the calendar year following the year in which the trustee ceases to serve on the Board of Trustees. Additionally, each such trustee also receives $1,000 for attendance at each meeting of the Company’s Board of Trustees and $500 for attendance at each meeting (at a time other than a Board meeting) of a committee of the Company’s Board (other than the Audit Committee) of which such trustee is a member. In the event that special telephonic Board meetings or committee meetings (other than the Audit Committee) are held, a fee of $500 is paid to each trustee for each meeting. In connection with any Audit Committee meeting (at a time other than a Board meeting), each member (other than the Chairman) receives $1,000 for attendance in person and $750 for attendance at any telephonic meetings and the Chairman receives $1,500 for attendance in person or for attendance at any telephonic meetings. Meeting fees are paid in cash. The Company also reimburses trustees for out-of-pocket expenses incurred in connection with their service on the Board of Trustees. Each trustee who is not an employee of the Company receives 500 Common Shares when elected to the Board of Trustees for the first time. In addition, each trustee who is not an employee of the Company receives an annual grant of 500 restricted Common Shares for each year during such trustee’s term and those shares vest over three years with one-third vesting on each anniversary of the date of grant. When a trustee ceases to be a trustee, he or she forfeits the right to any options or restricted shares that have not previously vested. For the year ended December 31, 2004, the trustees who were not employees of the Company (six individuals) received an aggregate of $155,000 for serving on the Board of Trustees and additional fees for attending meetings of the Board of Trustees and committees thereof aggregating $41,500.

Shareholder Communication with the Board of Trustees

LaSalle Hotel Properties’ Board of Trustees may be contacted via mail at the address listed below.

Board of Trustees

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees of the Company has selected the accounting firm of KPMG LLP to serve as independent registered public accountants of the Company for the year ending December 31, 2005, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as the Company’s independent registered public accountants since the Company’s formation in January 1998 and is considered by management of the Company to be well qualified. KPMG LLP has advised the Company that neither it nor any of its members has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

Fee Disclosure

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the years ended December 31, 2004 and December 31, 2003:

	Year Ended December 31, 2004	Year Ended December 31, 2003
Audit Fees	$736,010	$606,200
Audit-Related Fees	207,226	14,800
Tax Fees	118,000	120,800
Other Fees	36,800	—

Total	$1,098,036	$741,800

Audit Fees

Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. In 2004, audit fees also include fees for professional services rendered for the audits of

(i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. Audit fees also consist of fees billed for professional consultation services with respect to the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Consist of fees billed for professional services in connection with acquisitions and dispositions, comfort letters and SEC registration statements.

Tax Fees

Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions and dispositions tax planning.

Other Fees

Consist of fees for products and services other than services described under “Audit Fees,” “Audited-Related Fees” and “Tax Fees.” In 2004, these services include fees related to attending a legal deposition involving the Company.

KPMG LLP did not perform any services for the Company during year ending December 31, 2004 other than services described under “Audit Fees,” “Audited-Related Fees,” “Tax Fees,” and “Other Fees.”

Pre-Approval Policy

The Audit Committee or its Chairman pre-approves all services rendered by the Company’s independent registered public accountants. All of the fees paid to KPMG LLP that are described above were approved by the Audit Committee or its Chairman.

A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has considered whether (and has determined that) the provision by KPMG LLP of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG LLP’s independence from management and the Company.

The Board of Trustees recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

AUDIT COMMITTEE REPORT

The following is a report by the Company’s Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the Company’s earnings releases with management.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61 and discussed and received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee holds meetings with management prior to the filing of the Company’s Quarterly Reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its year ended December 31, 2004 for filing with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”

The Audit Committee has adopted a written Audit Committee Charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE. A copy of the Audit Committee Charter appears as Exhibit A to this Proxy Statement. The Audit Committee held six meetings during 2004.

Each of the Audit Committee members is independent as defined by the NYSE listing standards. The Board of Trustees has identified Donald S. Perkins and William S. McCalmont as the Audit Committee’s “financial experts” within the meaning of the SEC rules.

Submitted by the Audit Committee

of the Board of Trustees

Donald S. Perkins (Chairman)

William S. McCalmont

Donald A. Washburn

PROPOSAL 3:    APPROVAL OF AMENDMENT TO THE 1998

SHARE OPTION AND INCENTIVE PLAN, AS AMENDED

The Company’s 1998 Share Option and Incentive Plan, as amended (“1998 Share Option and Incentive Plan”) was adopted at the time of the Company’s IPO in order to provide a means for the Company to implement its long-term incentive program for executive officers and trustees, as well as to provide incentives for other officers and employees of the Company. The Company’s objective in providing these incentives is to attract, retain and motivate talented people that will maximize shareholder value. Under the 1998 Share Option and Incentive Plan as originally adopted, a maximum of 757,000 Common Shares were available thereunder. The Board of Trustees adopted, and the shareholders approved, amendments to the plan, increasing the number of Common Shares available thereunder to 1,500,000 and 1,900,000 in 1999 and 2001, respectively. The Board of Trustees has amended the 1998 Share Option and Incentive Plan to increase the number of shares available thereunder from 1,900,000 to 2,800,000, and the Company is presenting the amended plan to shareholders for approval.

As of the Record Date, the Company had made awards under the 1998 Share Option and Incentive Plan with respect to 1,668,690 shares, including unexercised options with respect to 246,533 shares at a weighted average exercise price of approximately $10.97. Awards with respect to 671,986 shares were made to persons other than the Named Executive Officers (as defined herein under “Executive Compensation”). Prior to the amendment described herein, there were 231,310 shares available for future awards under the plan. The 1,900,000 shares previously authorized under the 1998 Share Option and Incentive Plan (inclusive of previously issued awards and shares available for future awards), would represent approximately 6.3% of our total outstanding Common Shares and Units of the Operating Partnership as of the Record Date.

In order to ensure that the Company can continue the broad-based application of its long-term incentive program, the Board of Trustees has amended the 1998 Share Option and Incentive Plan to increase the number of Common Shares that may be awarded thereunder by 900,000, from 1,900,000 to 2,800,000. The 2,800,000 Common Shares authorized under the 1998 Share Option and Incentive Plan (inclusive of previously issued awards and shares available for future awards) would represent approximately 9.2% of our total outstanding Common Shares and Units of the Operating Partnership as of the Record Date. In addition to increasing the number of Common Shares available under the plan, technical amendments were made in response to the American Jobs Creation Act of 2004 to provide that: (i) any share options must be granted with an exercise price not less than the value of the underlying Common Shares on the date of grant and (ii) any share appreciation rights must be granted with a base or exercise price not less than the value of the underlying Common Shares on the date of grant, and must be settled in Common Shares, rather than in cash. Other than the foregoing amendments, the 1998 Share Option and Incentive Plan remains substantially the same.

A copy of the full text of the 1998 Share Option and Incentive Plan is attached as Exhibit B to this Proxy Statement and the summary below of the 1998 Share Option and Incentive Plan is qualified in its entirety by the attached copy of the plan.

The 1998 Share Option and Incentive Plan authorizes: (i) the grant of share options that qualify as incentive stock options under Section 422 of the Code (“ISOs”), (ii) the grant of share options that do not so qualify (“NQSOs”), (iii) the grant of share options in lieu of cash, Trustees’ fees and employee bonuses, (iv) the grant of restricted share awards subject to a substantial risk of forfeiture at the time of award and (v) the grant of shares in lieu of cash compensation. The exercise price of stock options is determined by the Compensation Committee, and generally may not be less than 100% of the fair market value of the Common Shares on the date of grant.

Certain Federal income tax consequences of the 1998 Share Option and Incentive Plan.

The following is a brief summary of the principal Federal income tax consequences of awards under the 1998 Share Option and Incentive Plan. The summary is based upon current Federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

A participant is not subject to Federal income tax either at the time of grant or at the time of exercise of an ISO. However, upon exercise, the difference between the fair market value of the Common Shares and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax. If a participant does not dispose of Common Shares acquired through the exercise of an ISO in a “disqualifying disposition” (i.e., no disposition occurs within two years from the date of grant of the share option nor within one year of the transfer of the shares to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such shares, and such gain will be taxable as gain from the sale of a capital asset.

The Company will not receive any tax deduction on the exercise of an ISO or, if the above holding period requirements are met, on the sale of the underlying Common Shares. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and the Company will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the Common Shares at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

If NQSOs are granted to a participant, there are no Federal income tax consequences at the time of grant. Upon exercise of the option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the Common Shares on the date of exercise. The Company will receive a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

A participant normally will not be taxed at the time that restricted shares are granted; instead, the participant will be subject to tax when the restricted shares are no longer subject to a substantial risk of forfeiture. The amount of tax will be based on the fair market value of such shares at the time they become subject to tax, minus the amount, if any, paid for such restricted shares. In addition, any cash dividends or dividend equivalents paid to a participant with respect to restricted shares will be subject to tax as ordinary income and withholding at the time of receipt of such cash. Subject to certain limitations, the Company will generally be entitled to claim a Federal income tax deduction at such time and in the same amount that the participant realizes ordinary income. If a participant who is granted restricted shares makes the election permitted under Section 83(b) of the Internal Revenue Code, the fair market value of a restricted share grant will instead be subject to tax as ordinary income on the date of grant. Any gain or loss on the value of the restricted shares from the grant date to the date of sale will generally be capital gain or loss. If a participant disposes of restricted shares after the restriction period, any gain or loss realized by the participant will be long-term capital gain or loss if the participant’s holding period for the shares at the time of disposition is more than one year. Otherwise, any such gain or loss would be short-term. The participant’s holding period begins when the shares are taxable to the participant (i.e., when the restriction period ends or, if a Section 83(b) election is made, on the date of grant).

The Board of Trustees recommends a vote FOR the approval of the amendment to the 1998 Share Option and Incentive Plan.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the base compensation awarded to the Company’s Chief Executive Officer and each of the Company’s other executive officers (collectively, the “Named Executive Officers”) during the year ended December 31, 2004.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name And Principal Position	Year	Salary	Bonus	Restricted Stock Awards		Securities Underlying Options/SARs(#)	All Other Compensation (1)
Jon E. Bortz,
Chairman of the Board,	2004	$315,750	$536,775	$—		—	$16,623
President and Chief Executive	2003	$303,600	$258,060	$959,988	(2)	—	$16,362
Officer	2002	$291,900	$347,361	—		—	$16,455
Michael D. Barnello,
Chief Operating Officer and	2004	$250,450	$282,880	$—		—	$12,286
Executive Vice President of	2003	$240,800	$136,000	$661,989	(2)	—	$12,086
Acquisitions	2002	$231,525	$183,052	—		—	$12,239
Hans S. Weger,
Chief Financial Officer,	2004	$250,450	$282,880	$—		—	$12,921
Executive Vice President and	2003	$240,800	$136,000	$661,989	(2)	—	$12,667
Secretary	2002	$231,525	$183,052	—		—	$12,467

(1)	All Other Compensation consists of (i) employer matching contributions to the Company’s 401(k) retirement plan, (ii) Company-paid life insurance premiums and (iii) long-term disability insurance premiums.
(2)	Restricted Stock Awards were granted on October 20, 2003, based upon the closing market price of the Company’s Common Shares on that date of $18.10. Mr. Bortz received two tranches each of 26,519 restricted Common Shares, Mr. Barnello received two tranches each of 18,287 restricted Common Shares and Mr. Weger received two tranches each of 18,287 restricted Common Shares. For each of these Named Executive Officers, one tranche of these restricted Common Shares vests in three equal annual installments beginning on January 1, 2005 and the other tranche of these restricted Common Shares vests in three equal annual installments beginning on January 1, 2006. All Restricted Stock Awards were granted pursuant to the Company’s 1998 Share Option and Incentive Plan. Dividends are paid on the restricted Common Shares.

Option Grants in 2004

No Named Executive Officers were granted options in 2004.

The following table sets forth information concerning option exercises during 2004 and the value of options held at the end of 2004 by the Company’s Named Executive Officers.

Option Exercises during 2004 and Year-End 2004 Option Values

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised Options at December 31, 2004 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jon E. Bortz	173,099	$2,055,062	93,000	63,099	$1,286,190	$1,468,945
Michael D. Barnello	162,452	$1,015,639	—	43,452	—	$1,011,563
Hans S. Weger	125,452	$963,931	—	43,452	—	$1,011,563

(1)	The value of unexercised in-the-money options at December 31, 2004 is based on the difference between the exercise price and $31.83, the closing price per Common Share on December 31, 2004.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders (2)	276,600	$10.97	272,306
Equity compensation plans not approved by security holders (3)	None	None	None

Total	276,600	$10.97	272,306

(1)	The amounts indicated in this column exclude securities listed in the column titled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”
(2)	The Company’s 1998 Share Option and Incentive Plan.
(3)	The Company does not have any equity compensation plans that have not been approved by its shareholders.

Severance Agreements

The Company has entered into agreements with Messrs. Bortz, Barnello and Weger to provide benefits to each executive in the event such executive’s employment is terminated in certain circumstances (the “Severance Agreements”). If such an executive is terminated without Cause (as defined in each Severance Agreement) in connection with (or within one year after) a Change in Control (as defined in each Severance Agreement), or the executive terminates employment for Good Reason (as defined in each Severance Agreement) the executive is entitled to: (i) his base salary, bonus and accrued vacation time (if any) earned but not paid prior to the date of termination; (ii) a cash amount equal to the sum of the executive’s base salary and the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years multiplied by a specified number (with respect to Mr. Bortz, the specified number is three and with respect to Messrs. Barnello and Weger, the specified number is two); and (iii) such other benefits, if any, as are provided under applicable plans. If such an executive is terminated without Cause, but there has not been any Change in Control, the executive is entitled to (i) and (iii) above and a cash amount equal to the sum of the executive’s base salary plus the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years (or in the case of Messrs. Barnello and Weger, 0.5 of the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years). If a Change in Control occurs and the executive is still employed by the Company on the first anniversary of such Change in Control, such executive shall be entitled to a cash bonus equal to the sum of such executive’s base salary and the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years (or in the case of Messrs. Barnello and Weger, 0.5 of the average amount of the executive’s base salary plus bonuses paid with respect to the three most recent fiscal years). Additionally, in certain circumstances, as specified in the Severance Agreements, the Company may be obligated to pay such executives additional amounts equal to estimated tax liabilities and penalties.

Report on Executive Compensation

The following is a report by the Company’s Compensation Committee regarding the Company’s executive compensation objectives, executive compensation program and the compensation of the Company’s chief executive officer.

Executive Compensation Objectives. The objective of the Company’s executive compensation program is to attract, retain and motivate talented executives that will maximize shareholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of the Company’s shareholders by linking a portion of executive compensation directly to increases in shareholder value. The Company seeks to provide total compensation to its executive officers which is competitive with total compensation paid by REITs similar to the Company. To further promote continuity of management, the trustees may impose vesting restrictions or other conditions on the granted Common Shares and options as they did in 2003, by imposing a three or four year vesting schedule on Common Share and option awards.

Proceedings of the Compensation Committee. The Compensation Committee determines compensation for the Company’s executive officers and is comprised of four trustees, Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins and Donald A. Washburn (Chairman). Final compensation determinations for each fiscal year generally are made after the end of the fiscal year and after audited financial statements for such year become available. At that time, base salaries for the following fiscal year are set, cash bonuses, if any, are determined for the past year’s performance and option grants or other long-term compensation awards, if any, are generally made.

The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of Messrs. Barnello and Weger, the Compensation Committee considers the recommendations of Mr. Jon E. Bortz. At the beginning of the year, these executives jointly provided a list of management business objectives for the year, which were discussed with the committee, who suggested modifications. On a quarterly basis senior management provided the Compensation Committee with status reports on the Company’s success achieving these objectives.

The following is a discussion of each element of the Company’s executive compensation:

Annual Base Salary. Base salaries for each of the executive officers are set by the Compensation Committee. The Compensation Committee periodically reviews and adjusts each executive officer’s base salary. Mr. Jon E. Bortz’s 2004 base salary of $315,750 was established on January 1, 2004 and his previous salary of $303,600 was established on January 1, 2003. Mr. Michael D. Barnello’s 2004 base salary of $250,450 was established on January 1, 2004 and his previous salary of $240,800 was established on January 1, 2003. Mr. Hans S. Weger’s 2004 base salary of $250,450 was established on January 1, 2004 and his previous salary of $240,800 was established on January 1, 2003. The factors and criteria which the Compensation Committee utilizes in establishing the compensation of the Company’s executive officers include an evaluation of the Company’s overall financial and business performance, the officer’s overall leadership and management, and contributions by the officer to the Company’s acquisitions or investments. The Compensation Committee also considers the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year.

Annual Bonus. The executive officers’ annual bonus for 2004 was based upon a formula established during the first quarter of 2004, consisting of three components. Twenty-five percent of the bonus was based on performance against management business objectives established by the Compensation Committee. Twenty-five percent of the bonus was based upon the Company’s performance relative to a pre-selected peer group, comprised of four other publicly traded hotel REITs, which the Company believes are most comparable to it. The basis of the comparison was Comparable Funds from Operations or Comparable FFO, calculated by taking each company’s published 2004 Funds from Operations, and adding back any expenses related to terminating leases and acquisition costs for the purchase of any affiliated lessee during the year. The portion of the annual bonuses that is based on performance against peers was capped at 50%. The remaining 50% of the bonus was based on the Company’s performance relative to a budget which was approved at the January 2004 Board meeting. The total calculable bonus is capped at 150% of the executive officer’s target bonus; however, at the Board’s discretion, it may pay bonuses of greater than 150%. The Company surpassed its budget for 2004 by 16%. Additionally, the executive officers met or exceeded all of the management business objectives set by the

Compensation Committee. Moreover, based upon a comparison of the Company’s Comparable FFO with its peer group, the Company did an exceptional job relative to its peer group. This is demonstrated by the Company outperforming all members of its peer group and its approximately 25% increase in Comparable FFO versus an average of approximately 30% decline in Comparable FFO by its peer group for 2004. Based upon the bonus formula, the Compensation Committee awarded the executive officers 150% of the bonus target for 2004.

The Compensation Committee awarded, with the complete Board’s approval, an additional 20% of the target bonus based upon superior performance of management and the Company in achieving the highest total return of all equity REITs in Morgan Stanley REIT Index. The total bonus awarded to management for 2004 was 170% of the target bonus.

Long-Term Incentives. The 1998 Share Option and Incentive Plan allows for long-term incentives to key employees of, and consultants and other service providers to, the Company, its subsidiaries and advisors through grants of option rights, appreciation rights and restricted share awards. The grants of such rights and awards were intended to align the executives’ long-term objectives with those of the Company’s shareholders. The 1998 Share Option and Incentive Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom option rights, appreciation rights and restricted share awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards.

2004 Chief Executive Officer Compensation. For the year ended December 31, 2004, the Compensation Committee determined Jon E. Bortz’s base salary and annual bonus in accordance with the above discussion.

Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s shareholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate compensation for their performance. The Company did not pay any compensation during 2004 that would be subject to the limitations set forth in Section 162(m).

Submitted by the Compensation Committee of the Board of Trustees

Donald A. Washburn (Chairman)

Kelly L. Kuhn

William S. McCalmont

Donald S. Perkins

SHARE PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total return on the Common Shares from December 31, 1999 to the NYSE closing price per share on December 31, 2004 with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500”) and the National Association of Real Estate Investment Trusts Total Return Index (“NRIXTR”). Total return values were calculated assuming a $100 investment on December 31, 1999 with reinvestment of all dividends in (i) the Common Shares, (ii) the S&P 500, and (iii) the NRIXTR Index.

The actual returns shown on the graph above are as follows:

Name	Initial investment at December 31, 1999	Value of initial investment at December 31, 2000	Value of initial investment at December 31, 2001	Value of initial investment at December 31, 2002	Value of initial investment at December 31, 2003	Value of initial investment at December 31, 2004
LaSalle Hotel Properties	$100.00	$143.99	$116.67	$143.67	$201.28	$357.89
S&P 500 Index	$100.00	$90.90	$80.10	$62.41	$80.30	$89.02
NRIXTR Index	$100.00	$125.89	$145.41	$152.99	$111.84	$276.26

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Shares based upon filings made with the SEC, (ii) each executive officer of the Company and (iii) the trustees and executive officers of the Company as a group as of February 11, 2005, unless indicated otherwise below. Share ownership of the trustees of the Company appears under the heading “Information Regarding the Nominees and Continuing Trustees” in this Proxy Statement.

	Common Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent of Total
T. Rowe Price Associates, Inc. (2)	2,393,100	8.00%
Barclays Global Investors, NA. (3)	2,083,182	6.97%
AMVESTCAP PLC (4)	1,669,879	5.59%
Heitman Real Estate Securities LLC (5)	1,666,256	5.57%
Capital Growth Management Limited Partnership (6)	1,635,300	5.47%
Jon E. Bortz (7)(8)	228,007	*
Michael D. Barnello (7)(8)	103,339	*
Hans S. Weger (7)(8)	101,704	*
All trustees and executive officers as a group (9 persons)	525,207	1.76%

*	Less than one percent.
(1)	The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)	The business address for this shareholder is 100 East Pratt Street, Baltimore, Maryland 21202. According to a Schedule 13G/A filed with the SEC on February 14, 2005, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 621,900 of these Common Shares and sole dispositive power with respect to all of these Common Shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of these Common Shares. The Board granted a waiver to Price Associates to acquire up to 13% of the Company’s Common Shares.
(3)	The business address for this shareholder is 45 Fremont Street, San Francisco, California 94105. According to a Schedule 13G filed with the SEC, on February 14, 2005, this shareholder has sole voting power with respect to 1,890,848 of these Common Shares and sole dispositive power with respect to all of these Common Shares.
(4)	The business address for this shareholder is 11 Devonshire Square, London EC2M 4 YR, England. According to a Schedule 13G filed with the SEC, on February 14, 2005, this shareholder has sole voting and dispositive power over these Common Shares.
(5)	The business address for this shareholder is 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606. According to a Schedule 13G/A filed with the SEC, on February 11,2005, this shareholder has sole voting power with respect to 1,142,481 of these Common Shares and sole dispositive power with respect to all of these Common Shares.
(6)	The business address for this shareholder is One International Place, Boston, Massachusetts 02110. According to a Schedule 13G/A filed with the SEC, on February 11, 2005, this shareholder has sole voting and dispositive power over all of these Common Shares. This shareholder expressly disclaims beneficial ownership of these Common Shares.
(7)	The business address for this shareholder is 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814.
(8)	The number of Common Shares beneficially owned by the following persons includes the number of Common Shares which such persons have the right to acquire pursuant to the exercise of a stock option exercisable within 60 days of February 11, 2004: Jon E. Bortz – 135,006; Michael D. Barnello – 28,968; and Hans S. Weger – 28,968.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, trustees and 10% Holders were satisfied, except that one transaction was filed late on a Form 4 for each of Messrs. Barnello, Bortz, Weger, and Washburn and Ms. Kuhn and four transactions were filed late on a Form 4 for each of Messrs. Hartley-Leonard, McCalmont, Perkins, and Scott.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the trustees, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than October 31, 2005 in order to be considered for inclusion in the Company’s proxy statement relating to the 2006 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

For a proposal of a shareholder to be presented at the Company’s 2006 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after January 21, 2006 and on or before February 20, 2006, unless the 2006 Annual Meeting of Shareholders is scheduled to take place before March 22, 2006 or after June 20, 2006, in which case notice must be delivered not earlier than the close of business on the 90th day prior to the 2006 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2006 annual meeting or the tenth day following the day on which public announcement of the date of the 2006 Annual Meeting is first made public by the Company. Any such proposal should be mailed to: LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Hans S. Weger, Corporate Secretary.

Code of Ethics

The Company has adopted a code of ethics that applies to all Company employees and each member of the Company’s Board of Trustees. This code of ethics is available at the Company’s website at www.lasallehotels.com and any waivers of this code of ethics will be posted on the Company’s website. A copy of this code of ethics is available in print to any shareholder who requests it. Requests should be sent to LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Hans S. Weger, Corporate Secretary.

Other Matters

The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Trustees

Hans S. Weger

Secretary

Bethesda, Maryland

February 28, 2005

Exhibit A

LASALLE HOTEL PROPERTIES

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is a committee of the Board of Trustees. Its primary function is to assist the Board in fulfilling its oversight responsibilities by monitoring the integrity of the financial statements, the compliance by the Company with legal and regulatory requirements relating to the financial statements, and the independence and performance of the internal auditing process and external auditors.

Committee Membership

The membership of the Committee shall consist of at least three independent Trustees whose independence and experience meets the requirements of the New York Stock Exchange. Committee Members and the Committee Chairman shall be designated by the Board of Trustees. In particular, the Chairman of the Audit Committee shall have accounting and financial management experience. No Committee Member may receive any compensation from the Company other than fees for serving as a Trustee and Committee Member.

Committee Authority and Responsibilities

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation or as it deems necessary to carry out its duties. The Committee shall meet at least four times per year, or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. To the extent they determine appropriate, the Committee Members may communicate outside such meetings with one another and with members of management and employees, and the independent auditors.

In addition to those set forth in this Charter, the Committee will perform such other functions as assigned by law, the New York Stock Exchange or other exchange on which the Company’s securities are then listed, the Company’s charter or bylaws, or the Board of Trustees.

In meeting its responsibilities, the Committee is expected to:

1.	Review and reassess the adequacy of this Charter annually. Annually review its own performance.

2.	Provide an open avenue of communication between the internal auditors or accounting employees, the independent auditors, and the Board of Trustees.

3.	Have direct responsibility for the appointment, retention, compensation, termination and oversight of the Company’s independent auditors.

4.	Review and confirm the independence of the independent auditors.

5.	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

6.	Pre-approve all audit and non-audit services provided to the Company by its independent auditors.

7.	Discuss policies with respect to risk assessment and risk management and inquire of management and the independent auditors about significant risks or exposures with respect to financial reporting and assess the steps management has taken to deal with them.

8.	Consider with management and the independent auditors the rationale for employing audit firms other than the principal independent auditors.

9.	Review with management and the independent auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

10.	Consider and review with the independent auditors and management:

a.	The adequacy of the Company’s internal controls including, without limitation, computerized information system controls and security.

b.	Any related audit problems, difficulties, significant findings and recommendations of the independent auditors together with management’s responses thereto.

c.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the financial statements.

d.	Discuss analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, which shall include (i) a list of all material or critical accounting estimates, and the reasoning for the classification and (ii) an analysis of the effect of alternative GAAP methods on the Company’s financial statements.

11.	Prior to the annual audit of financial statements for the fiscal year, receive and review audit plan from management, and review the audit plan with independent auditors.

12.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, it being understood that such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and that the Committee need not discuss in advance each earnings release or each instance in which the Company gives earnings guidance.

13.	Obtain and review with the independent auditors at the completion of the annual audit of the financial statements for the fiscal year a report from the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company, including the matters set forth in Independence Standards Board Standard No. 1. Discuss with the independent auditor any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the independent auditor.

14.	Review with management and the independent auditors at the completion of the annual audit of the financial statements for the fiscal year:

a.	The Company’s annual financial statements and related footnotes.

b.	The independent auditors’ audit of the financial statements and their report thereon.

c.	Any significant changes required in the audit plan during the course of the audit.

d.	Any serious difficulties or disputes with management encountered during the course of the audit.

e.	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

15.	Consider and review with management:

a.	The plan for internal audits and changes made to the audit plan, including, without limitation, to the planned scope of the audit.

b.	Significant findings during the year and management’s responses thereto.

16.	Review with management and the independent auditors prior to the filing thereof with the SEC, the Company’s filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements. The Committee shall discuss with management, in addition to other information contained in such filings, the portion entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

17.	Review with management, other employees of the Company and the independent auditors each quarterly financial report before it is filed with the SEC, including the results of the independent auditors’ reviews of the quarterly financial statements.

18.	Review policies and procedures with respect to executive officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors.

19.	Review legal and regulatory matters that may have a material impact on the financial statements, and compliance policies in this regard.

20.	Meet periodically with management, internal auditors and the independent auditors in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

21.	Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

22.	Prepare a Committee report as required by the SEC to be included in the Company’s annual proxy statement.

23.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.

24.	Report regularly to the Board of Trustees with such recommendations, as the Committee may deem appropriate.

Exhibit B

LASALLE HOTEL PROPERTIES

1998 SHARE OPTION AND INCENTIVE PLAN

As Amended Through January 1, 2005

1. Purpose. The purpose of this Plan is to attract and retain qualified key employees of, and consultants and other service providers to, LaSalle Hotel Properties (the “Company”) and its Subsidiaries (if any), to provide such persons with appropriate incentives, and to provide an interest in the Company to certain members of the Board. The Company has adopted the Plan effective as of April 22, 1998 and approved by the Company’s shareholders, and unless extended by amendment in accordance with the terms of the Plan, no Option Rights, Appreciation Rights or Restricted Shares will be granted hereunder after the tenth anniversary of such effective date.

2. Definitions. As used in this Plan,

“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, including a Free-standing Appreciation Right and a Tandem Appreciation Right.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-standing Appreciation Right.

“Board” means the Board of Trustees of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Trustees, as described in Section 12(a) of this Plan, or, in the absence of a Compensation Committee, the full Board.

“Common Shares” means (i) Common Shares of Beneficial Interest, par value $.01 per share, of the Company and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 8 of this Plan.

“Date of Grant” means the date specified by the Committee on which a grant of Option Rights or Appreciation Rights or a grant or sale of Restricted Shares shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“Free-standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right or similar right.

“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Market Value per Share” means the fair market value of the Common Shares as determined by the Committee from time to time.

“Nonqualified Option” means an Option Right that is not intended to qualify as a Tax-qualified Option.

“Optionee” means the person so designated in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable upon the exercise of an Option Right.

“Option Right” means the right to purchase Common Shares from the Company upon the exercise of a Nonqualified Option or a Tax-qualified Option granted pursuant to Section 4 of this Plan.

“Participant” means a person who is selected by the Committee (or its delegate) to receive benefits under this Plan and (i) is at that time a key employee of, or consultant or service provider to, the Company or any Subsidiary, or (ii) has agreed to commence serving in any such capacity.

“Reload Option Rights” means additional Option Rights automatically granted to an Optionee upon the exercise of Option Rights pursuant to Section 4(f) of this Plan.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 6 hereof has expired.

“Rule 16b-3” means Rule 16b-3, as promulgated and amended from time to time by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor rule to the same effect.

“Spread” means, in the case of a Free-standing Appreciation Right, the amount by which the Market Value per Share on the date when the Appreciation Right is exercised exceeds the Base Price specified therein or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when the Appreciation Right is exercised exceeds the Option Price specified in the related Option Right.

“Subsidiary” means a corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Company owns or controls directly or indirectly more than 50% of the total combined voting power represented by all classes of stock issued by such corporation, partnership, limited liability company, joint venture, unincorporated association or other entity at the time of the grant.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right or any similar right granted under any other plan of the Company.

“Tax-qualified Option” means an Option Right that is intended to qualify under particular provisions of the Code, including without limitation an Incentive Stock Option.

3. Shares Available under the Plan.

(a) Subject to adjustment as provided in Section 8 of this Plan, the number of Common Shares which may be (i) issued or transferred upon the exercise of Option Rights or Appreciation Rights, or (ii) awarded as Restricted Shares and released from substantial risk of forfeiture thereof, shall not in the aggregate exceed 1.9 million Common Shares, which may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof. For the purposes of this Section 3(a):

(i) Upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award shall again be available for issuance or transfer hereunder.

(ii) Upon the full or partial payment of any Option Price by the transfer to the Company of Common Shares or upon satisfaction of tax withholding obligations in connection with any such exercise or any other payment made or benefit realized under this Plan by the transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under this Plan only the net number of Common Shares actually issued or transferred by the Company less the number of Common Shares so transferred or relinquished.

(b) Notwithstanding anything in Section 3(a) hereof, or elsewhere in this Plan, to the contrary, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed the total number of Common Shares first specified in Section 3(a) hereof.

(c) Notwithstanding any other provision of this Plan to the contrary, no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any calendar year, subject to adjustment as provided in Section 8 of this Plan.

(d) Notwithstanding any other provision of this Plan to the contrary, no Participant shall be granted Restricted Shares for more than 500,000 Common Shares during any calendar year, subject to adjustment as provided in Section 8 of this Plan.

4. Option Rights. The Committee may from time to time authorize grants to Participants of options to purchase Common Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains.

(b) Each grant shall specify an Option Price per Common Share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Committee may determine in accordance with this Plan and (iv) any combination of the foregoing.

(d) Any grant of a Nonqualified Option may provide that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee on or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received by the Optionee upon the exercise of the Nonqualified Option shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee; provided, however, that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Common Shares received by the Optionee as applied to the forfeitable or restricted Common Shares surrendered by the Optionee.

(e) Any grant may, if there is then a public market for the Common Shares, provide for deferred payment of the Option Price from the proceeds of sale through a broker of some or all of the Common Shares to which the exercise relates.

(f) Any grant may provide for the automatic grant to the Optionee of Reload Option Rights upon the exercise of Option Rights, including Reload Option Rights, for Common Shares or any other noncash consideration authorized under Sections 4(c) and (d) above; provided, however, that the term of any Reload Option Right shall not extend beyond the term of the Option Right originally exercised.

(g) Successive grants may be made to the same Optionee regardless of whether any Option Rights previously granted to the Optionee remain unexercised.

(h) Each grant shall specify the period or periods of continuous employment of, or continuous performance of services by, the Optionee that are necessary before the Option Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a change in control of the Company or other similar transaction or event.

(i) Option Rights granted pursuant to this Section 4 may be Nonqualified Options or Tax-qualified Options or combinations thereof.

(j) Any grant of an Option Right may provide for the payment to the Optionee of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis, or the Committee may provide that any dividend equivalents shall be credited against the Option Price.

(k) No Option Right granted pursuant to this Section 4 may be exercised more than 10 years from the Date of Grant.

(l) Each grant shall be evidenced by an agreement, which shall be executed on behalf of the Company by any officer thereof and delivered to and accepted by the Optionee and shall contain such terms and provisions as the Committee may determine consistent with this Plan.

5. Appreciation Rights. The Committee may also authorize grants to Participants of Appreciation Rights. An Appreciation Right shall be a right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100%) of the Spread at the time of the exercise of an Appreciation Right. Any grant of Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Any grant shall specify that the amount payable upon the exercise of an Appreciation Right must be paid by the Company in Common Shares only.

(b) Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

(c) Any grant may specify (i) a waiting period or periods before Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.

(d) Any grant may specify that an Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

(e) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

(f) Each grant shall be evidenced by an agreement, which shall be executed on behalf of the Company by any officer thereof and delivered to and accepted by the Optionee and shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(g) Regarding Tandem Appreciation Rights only: Each grant shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation.

(h) Regarding Free-standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-standing Appreciation Right a Base Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-standing Appreciation Rights previously granted to the Participant remain unexercised;

(iii) Each grant shall specify the period or periods of continuous employment of, or continuous performance of services by, the Participant that are necessary before the Free-standing Appreciation Rights or installments thereof shall become exercisable; and any grant may provide for the earlier exercise of the Free-standing Appreciation Rights in the event of a change in control of the Company or other similar transaction or event; and

(iv) No Free-standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may also authorize grants or sales to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

(d) Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(e) Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine.

(f) Each grant or sale shall be evidenced by an agreement, which shall be executed on behalf of the Company by an officer thereof and delivered to and accepted by the Participant and shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to the Restricted Shares, shall be held in custody by the Company until all restrictions thereon lapse.

7. Transferability.

(a) No Option Right, Appreciation Right or other derivative security (as that term is used in Rule 16b-3) granted under this Plan may be transferred by a Participant except by will or the laws of descent and distribution. Option Rights and Appreciation Rights granted under this Plan may not be exercised during a Participant’s lifetime except by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for the transferability of particular awards under this Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3, if such Rule is then applicable to awards under the Plan.

(b) Any grant made under this Plan may provide that all or any part of the Common Shares that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, or are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions upon transfer.

8. Adjustments.

(a) The Committee may make or provide for such adjustments in the number of Common Shares covered by outstanding Option Rights, Appreciation Rights and Restricted Shares granted hereunder, the Option Prices per Common Share or Base Prices per Common Share applicable to any such Option Rights and Appreciation Rights, and the kind of shares (including shares of another issuer) covered thereby, as the Committee may in good faith determine to be equitably required in order to prevent dilution or expansion of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or similar change in the capital structure of the Company or (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. The Committee may also make or provide for such adjustments in the maximum numbers of Common Shares specified in Section 3 of this Plan as the Committee may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 8.

(b) If another corporation is merged into the Company or the Company otherwise acquires another corporation, the Committee may elect to assume under this Plan any or all outstanding stock options or other awards granted by such corporation under any stock option or other plan adopted by it prior to such acquisition. Such assumptions shall be on such terms and conditions as the Committee may determine; provided, however, that the awards as so assumed do not contain any terms, conditions or rights that are inconsistent with the terms of this Plan. Unless otherwise determined by the Committee, such awards shall not be taken into account for purposes of the limitations contained in Section 3 of this Plan.

9. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractional Common Shares or for the settlement thereof in cash.

10. Withholding Taxes. To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company or such Subsidiary for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Company or such Subsidiary for payment of the balance of any taxes required to be withheld. At the discretion of the Committee, any such arrangements may without limitation include voluntary or mandatory relinquishment of a portion of any such payment or benefit or the surrender of outstanding Common Shares. The Company or such Subsidiary and any Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

11. Certain Terminations of Employment or Service, Hardship, and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of the termination of employment or service by reason of death, disability or retirement, termination of employment or service to enter public or military service with the consent of the Company or any Subsidiary, or leave of absence approved by the Company or such Subsidiary, or in the event of the hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right that is not immediately and fully exercisable, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, the Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company or such Subsidiary, including without limitation waiving or modifying any limitation or requirement with respect to any award under this Plan.

12. Administration of the Plan.

(a) This Plan shall be administered by the Committee which shall be composed of not less than two members of the Board, or, in the absence of the Committee, by the full Board. At any time that awards under the Plan are subject to Rule 16b-3, each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3. In addition, at any time that the Company is subject to Section 162(m) of the Code, each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b) The interpretation and construction by the Committee of any provision of this Plan or any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights or Restricted Shares, and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.

13. Amendments and Other Matters.

(a) This Plan may be amended from time to time by the Committee; provided, however, that except as expressly authorized by this Plan, no such amendment shall cause this Plan to cease to satisfy any applicable condition of Rule 16b-3 or cause any award under the Plan to cease to qualify for any applicable exception to Section 162(m) of the Code, without the further approval of the stockholders of the Company.

(b) With the concurrence of the affected Participant, the Committee may cancel any agreement evidencing Option Rights or any other award granted under this Plan. In the event of any such cancellation, the Committee may authorize the granting of new Option Rights or other awards hereunder, which may or may not cover the same number of Common Shares as had been covered by the cancelled Option Rights or other award, at such Option Price, in such manner and subject to such other terms, conditions and discretion as would have been permitted under this Plan had the cancelled Option Rights or other award not been granted.

(c) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company, any Subsidiary or any Advisor to the Participant.

(d) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or such Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as a Tax-qualified Option from so qualifying, any such provision shall be null and void with respect to any such Option Right; provided, however, that any such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

(f) Any award that may be made pursuant to an amendment to this Plan that shall have been adopted without the approval of the stockholders of the Company shall be null and void if it is subsequently determined that such approval was required under the terms of the Plan or applicable law.

(g) Unless otherwise determined by the Committee, this Plan is intended to comply with Rule 16b-3 at all times that awards hereunder are subject to such Rule.

LASALLE HOTEL PROPERTIES

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES

The undersigned hereby constitutes and appoints Jon E. Bortz, Michael D. Barnello and Hans S. Weger and any of them, as proxies of the undersigned, with full power of substitution, to vote all common shares of beneficial interest, $.01 par value per share, of LaSalle Hotel Properties (the “Company”) held of record by the undersigned as of the close of business on February 11, 2005, on behalf of the undersigned at the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Topaz Hotel, 1733 N Street, N.W., Washington, DC 20036, 8:00 a.m., local time, on Thursday, April 21, 2005, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR the nominees of the Board of Trustees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A shareholder wishing to vote in accordance with the Board of Trustees’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

LASALLE HOTEL PROPERTIES

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

	For All	Withhold All	For All (Except Nominee(s) written below)		For	Against	Abstain
1. To elect two Class I trustees of the Company to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified.				2. To ratify the appointment of KPMG LLP as the independent registered public accountants of the Company for the year ending December 31, 2005.

Nominee: 01 - Jon E. Bortz 02 - Donald A. Washburn				3. To approve an amendment to the Company’s 1998 Share Option and Incentive Plan, as amended.

4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

(INSTRUCTIONS: To Withhold authority to vote for any individual nominee write the nominee’s name on the line above.)

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto and the Company’s Annual Report of Form 10-K for the year ended December 31, 2004 and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Dated:                                      , 2005

Signature(s)

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.